SCHEDULE 14A
                     SCHEDULE 14 INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant     [  ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

Name of Registrant as Specified in Its Charter:

Paul Mueller Company

Name of Person(s) Filing Proxy Statement:

Sheet Metal Workers International Association

Payment of Filing Fee (check the appropriate box)

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(j)(2).

[X ] $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and 0-11.

                         PROXY STATEMENT

Released to Shareholders 3/23/00

Sheet Metal Workers International Association
1750 New York Avenue NW
Washington, D.C. 20006
Tel. (800) 457-7694
Fax: (202) 662-0891

      ANNUAL MEETING OF SHAREHOLDERS OF PAUL MUELLER COMPANY
                 May 1, 2000 (est. date) 10:00am
                     1600 West Phelps Street
                       Springfield MO 65802

VOTE FOR AN INDEPENDENT CANDIDATE FOR THE BOARD OF DIRECTORS -
VOTE FOR THE PROPOSAL TO END THE POISON PILL

To Fellow Paul Mueller Company shareholders:

I.   ELECT AN INDEPENDENT CANDIDATE TO THE BOARD OF DIRECTORS

     Our Local and its members own stock in the Company and also have interests going beyond stock ownership, as the Local represents about 390 Company employees in employment matters.<FN1>

     We located for shareholders an excellent independent candidate for director, Joseph N. Bacino. Until his recent retirement, Mr. Bacino was the Chairman and CEO of Young Sales Corporation (a company engaged in metal and composite materials fabrication, insulation, and roofing; now known as Young Group Ltd.) He also operated its metals group, including St. Louis Blow Pipe. He helped arrange for this business to be sold by its family shareholders to employees just before his retirement.

     He knows firsthand about the metal fabricating business and how to smoothly transition a family business to new leadership. He knows how to address employee morale issues. He has experience with various different unions, but he has given us no indication as to what actions he would take as a director with respect to union issues. We simply believe he will bring greater independence to the Board which will benefit both employees and shareholders.


__________________
<FN1>This includes interests in the outcome of NLRB proceedings against Company management. See "Information on participants in this solicitation" below.

     Up for reelection this year are two insiders, CEO Daniel Manna and Chairman Paul Mueller (age 85). Originally Mr. Mueller's grandson, David Moore (age 28), was also up for reelection. However, after we announced this campaign, the board said it would move Mr. Moore to a vacancy not up for reeleection until 2001 and eliminate his original seat, thereby increasing the percentage of votes required to elect Mr. Bacino.

     We and an owner of 23,280 shares (the P. Oppenheimer Investment Partnership, L.P., a shareholder for more than 4 years), have sued the incumbent board to challenge their decision, claiming they are violating their fiduciary duties and a Missouri statute limiting directors' service to 3 years without being reelected (Moore was originally elected in 1997). We have asked the Court to postpone the meeting so that you will know whether you can vote for Mr. Bacino to replace Mr. Moore, or instead are choosing between Mr. Bacino and the other two incumbents. As of this writing the court has not ruled.

     A.  EXPERIENCE OF JOSEPH N. (NICK) BACINO

     For more than six years before his retirement in October 1998, he was Chairman and Chief Executive Officer of Young Sales Corp. (now known as Young Group Ltd.), St. Louis MO. Under his leadership the Company grew to about $60 million in annual sales. It has operated 3 groups (Metals, Roofing, and Insulation), and also has had an industrial products division fabricating products out of polymer composites.

     For more than 10 years until his retirement, Mr. Bacino served as one of two chief operating executives of Young's Metals Group, known as St. Louis Blow Pipe. This group fabricates metals for a variety of different industrial uses, such as power plants, chemical plants, dust collection equipment and blow pipe equipment.

     Mr. Bacino also served as director of Young Insulation Group, which distributed insulation products throughout the Midwest and South. Young Roofing as of 1998 was reported by Engineering News Record to be one of the 20 largest roofing contractors in the nation. Mr. Bacino (age 69) began his employment with Young in 1957 after graduating college with a degree in business management.

     B. PAUL MUELLER COMPANY PERFORMANCE

     1.   COURTS UPHOLD CUSTOMER LAWSUIT AGAINST MUELLER FOR
          USING DEFECTIVE MATERIALS

     In 1999, the Company paid its customer Alcon Labs $1,875,000 due to Alcon's lawsuit over the rusting of tanks supplied by the Company in the early 1990's. This payment occurred after the Company's attorneys spent many hours (and presumably many shareholder dollars), unsuccessfully appealing the jury verdict and judgment for approximately $1.7 million. In rejecting the Company's appeal, the Texas Court of Appeals relied heavily on the fact that "the evidence at trial showed that the rust and corrosion problems were caused by Mueller's use of defective stainless steel, and Mueller does not challenge that evidence on appeal." Paul Mueller Company v. Alcon Laboratories, 993 S.W.2d 851, 857 (Tex. App. May 1999).

     2.     STOCK PRICES:

    GRAPH: Company vs. S&P 500.

     3.     SELECTED FINANCIAL INFORMATION:

     For 9 months ending 9/30/99:   Earnings per share: $0.41,
down from $3.00 in same period of 1998. Net income: $483,000, down from $3.5 million in same period of 1998. Shareholders are encouraged to consult the more current information to be contained in the Company's annual report for 1999, incorporated herein by reference.

     4.     CONCLUSION:

     We believe Mr. Bacino has the time, desire and knowledge to improve the Company's performance. The incumbents' performance does not, in our view, warrant their reelection. We recommend a vote FOR Mr. Bacino on the enclosed proxy card.

II.  FURTHER INFORMATION ON THE ELECTION OF DIRECTORS

     Each board seat carries a 3-year term. There are now 7 directors: the three insiders named above, Mueller executive Don Golik (his 3-year term expires 2001), and 3 directors apparently not employed by the Company nor in the Mueller family (terms expire 2002). We tried to eliminate the need for a proxy contest by asking the board to support election of Mr. Bacino or a retired judge to the previously-announced vacancy (its term up in 2001), but we received no response. The Company has a system of cumulative voting in the election of directors. This means each share of stock has as many votes as there are vacancies, and you can distribute these votes among as many candidates as you wish. If the court rules there should be three seats up for election, Mr. Bacino could win a seat with the cumulated votes of 33% of the stock voted, plus one share; if the board's decision stands, he will need 50% plus one. Mr. Manna does not need to be a voting member of the board for him to remain as CEO: we believe that if he were voted off the board, it is likely he would still be invited to all board meetings, but would no longer have a vote. There can be no guarantee that all Company nominees will be willing to serve with Mr. Bacino; however, they have given no indication they would decline to do so.

III.  OUR PROPOSAL TO END THE POISON PILL

     We previously notified you that we will present a proposal to require the Board get shareholder approval before continuing the Company's poison pill. The Board established a poison pill here in 1991 without a vote of shareholders. This pill provides that if someone attempts to buy more than 20% of the stock without Board approval, then all other shareholders get the right to buy an additional share at a designated price for each share they already own--thus diluting the acquirer's stock.

     We believe the practical effect of this plan is to force someone interested in buying more than 20% to get permission from the Board. We believe this plan represents Board interference in your ability to decide when (and to whom) to sell your stock. Shareholder proposals against poison pills received an average vote of 54.9% in favor in 1997, 57.4% in 1998, and 61.6% in 1999, according to the Investor Responsibility Research Center. (Vote as a percentage of shares voted for and against, abstentions excluded.)

     The poison pill at Paul Mueller is worse than many others because it contains a "dead hand" provision -- the only directors who can approve a merger without triggering the pill are members of the Board "prior to the date of this Agreement" (1/29/91), or subsequent directors approved by the prior directors. This type of poison pill, unlike most poison pills, not only allows the current Board to thwart a merger favored by most or all shareholders, but also denies shareholders the right to replace this board with new directors empowered to redeem the poison pill to permit such merger to go forward.

     Supporters of pills argue they protect shareholders by allowing a board to resist offers which are not high enough to reflect a stock's true value (a board can push the buyer to offer more). However, we think shareholders are capable of deciding on their own whether an offer is adequate. Could Board members use their veto power to keep themselves (or friends in management) from losing their positions? Pill supporters note that rejecting an offer simply for self-entrenchment would breach directors' fiduciary duties. However, we believe fear of a change in control may have an unconscious effect on how a board responds to an offer. Also, if the pill was used in breach of fiduciary duty, to prove as much in court is difficult, expensive, and time-consuming for shareholders and the Company. We believe the temptation offered by a pill should be eliminated.

     Don't be misled by management's claim of support from a November 1997 Georgeson & Company "study": Georgeson is a proxy soliciting firm which usually works for management. Management also suggests the pill is designed to prevent "coercion" or unequal treatment of shareholders. However, the pill does not just attack offers involving unequal treatment: it also applies to offers made equally to all shareholders.

     The full text of our proposal is Appendix A to this proxy statement. The current pill at Paul Mueller Company, scheduled to expire January 29, 2001, is labeled by management the "shareholder rights agreement." Further details of this agreement are in Appendix B to this statement. Join us in pressing for the pill to not be renewed without shareholder approval: please vote FOR our proposal on the enclosed proxy card.

IV. VOTING PROCEDURES

     PLEASE VOTE USING THE ENCLOSED PROXY CARD: it allows Mr. Bacino and SMWIA General Counsel to present your voting instructions at the shareholders meeting. Management will also send you a proxy card later, but that will not contain a box allowing you to vote for Mr. Bacino. Ignore such management card if you support Mr. Bacino: if you sent it in, it would cancel out your previous vote on our card. You can revoke any proxy vote prior to the tally at the shareholders meeting by signing and submitting a new proxy card, by sending written notice of revocation to the proxy holder, or by appearing at the meeting and voting in person. We will keep the information on your card confidential until we must turn it in to the inspector of election at the meeting. We will not use the information on your card for any purpose except this vote.

     Passage of the proposal will require a favorable vote by a majority of outstanding stock -- thus it is important that everyone vote. We intend to solicit at least a majority of the voting power of the outstanding stock. The record date for eligibility to vote is March 10, 2000. We seek no discretionary voting authority for the meeting. The Company's proxy statement indicates the board election and the proposal are the only matters likely to come up for a vote at this meeting. The Company's bylaws require any shareholder wishing to bring matters before the meeting to have given notice at least 90 days before the meeting. However, if somehow a new matter were to come up, we would not vote your stock on such matter. If you sign and date the enclosed card but do not instruct us how to vote, your stock will be voted FOR Mr. Bacino and the proposal. We incorporate by reference all other information concerning the board of directors and voting procedures contained in management's 1999 proxy statement at pages 2-5.

V. INFORMATION ON PARTICIPANTS IN THIS SOLICITATION

     The participants in this solicitation are Sheet Metal Workers International Association (SMWIA), its local affiliate (Local 208) and Mr. Bacino. Local 208 owns 90 shares of Company common stock and represents approximately 390 Mueller employees for collective bargaining purposes, some of whom advise us they also own Company stock in undetermined amounts. Mr. Bacino beneficially owns 30 shares of common stock. His business address is 458 Steeplechase Lane, St. Louis MO 63131. SMWIA's business address is above. Local 208 is at 314 W. Pershing St., Springfield MO 65806-2112.

     Mr. Bacino has made us no assurances as to labor matters. He has received nothing of value from us except help with this proxy solicitation, which includes SMWIA's agreement to indemnify him. He has had no litigation or transactions with the Company. Some non-management employees of Mr. Bacino's former company were represented by local affiliates of SMWIA (not Local 208), while other employees were represented by various other unions. No participant has any arrangements, contracts or understanding with anyone concerning transactions in the Company's stock, future employment by the Company or its affiliates, or any future transactions to which Company or any of its affiliates may be a party. The only transactions with Company stock in which the participants have engaged in the last 2 years have been their purchases of their stock on the open market with their own money (Bacino, 2/3/00; Local 208, 7/27/99). SMWIA will bear all solicitation costs (anticipated at $5000) and will not seek reimbursement from the Company. SMWIA will solicit proxies by mail, phone, e-mail, fax and in person using its regular staff, who shall not receive any additional compensation, but SMWIA may also hire an outside solicitor. SMWIA will reimburse banks, brokers, and other custodians, nominees or fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners.

     While we do not seek your support as to labor matters, if you consider such matters relevant to your vote, consider the following: Administrative Law Judges (ALJ's) of the National Labor Relations Board (NLRB) have issued four decisions finding Company management violated federal labor laws with respect to Local 208 and the workforce. Management has appealed various aspects of these decisions to the full Board in Washington D.C., where they are pending. These decisions came after trial on complaints issued by the NLRB General Counsel. The first ALJ found the 1995 strike by Local 208 was caused by management's unfair labor practices: that is, its violations of the law by taking unilateral actions regarding the workforce "as though the Union did not exist" (including transferring work from its unionized plant to its non-union one and offering new hires a wage higher than long-term employees and higher than offered in negotiations), and making threats and discriminating against union supporters.

     At SMWIA's urging, most strikers made an unconditional offer to return to work in May 1996, but management refused to reinstate most at that time (it did so subsequently). It is settled labor law that an employer must reinstate unfair labor practice strikers who make an unconditional offer to return to work. The ALJ thus held the Company liable for back pay and benefits to 89 strikers. The ALJ ordered the Company to make employees whole for unilateral changes in medical care, pensions and wages. SMWIA estimates the liability currently at over $1,000,000, with interest accruing at the short-term federal funds rate plus 3%.

     After the first ALJ decision, management committed additional violations of federal labor laws. A second ALJ found management failed to give the union any opportunity to bargain over changing work schedules, failed to respond to any grievances filed by the union and discriminatorily disciplined a union supporter. In January 2000, an ALJ ruled that management had unlawfully retaliated against the Local's President by demoting him. There is no collective bargaining agreement between Local 208 and the Company; the Company implemented portions of its final offer in 1995; there are still about 20 employees who have not sought to return to work. Most strikers are back at work per the Union's recommendation, and the Union has not engaged in any boycott activities for at least 2 years.

V.   SHAREHOLDER PROPOSALS FOR 2001

     Shareholders wishing to submit proposals for inclusion in management's proxy materials for the year 2001 must do so by November 27,2000.

APPENDIX A: FURTHER INFORMATION ABOUT THE COMPANY'S CURRENT
POISON PILL

     A copy of the poison pill is available by contacting the Company's headquarters at (417) 831-3000. In January 1991, the Board adopted the poison pill by declaring a dividend of one common stock purchase right for each outstanding share of common stock. Each Right entitles the registered holder to purchase from the Company one share of Common stock (or in some circumstances, other securities, cash or other assets), at a price of $125 per common share, subject to adjustment. The Rights are not exercisable until the Distribution Date, defined as 10 days following an announcement that a person or group of affiliated or associated persons has acquired 20% or more of the Company's stock, or that they intend to make a tender offer or exchange
offer for 20% or more of the stock.   The Board in its discretion
may redeem the Rights prior to any acquisition of 20% or more at a price of one (1) cent per Right. The Rights may also be redeemed in the following exceptional situation: if a bidder is interested in acquiring all the shares of the company for cash only, and such bidder does not own more than 1% of the Company's stock (and has not owned more than 1% in the prior year and never
disclosed any   intent to influence or acquire the Company), and
has written financing commitments and an investment banker's opinion that the price he offers is fair, then the Board must put the bidder's proposal up for a shareholder vote in 60-90 days. If a majority of outstanding stock votes in favor of the proposal, then the Rights will be redeemed if the bidder pays in full within 60 days. We incorporate by reference the Company's Summary of Rights to Purchase Common Shares (provided all shareholders of record and filed with the SEC on Form 8-A on 2/1/91).

APPENDIX B: TEXT OF THE SHAREHOLDER PROPOSAL TO END THE POISON
PILL:

     RESOLVED, the shareholders of Paul Mueller Company hereby amend its Bylaws and Articles to add the following additional section to each:
     Poison Pills (Shareholder Rights Plans)
     A. The Corporation shall not adopt or maintain a shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisition of large holdings of the Corporation's shares of stock more difficult or expensive (such as the 1991
"Rights Agreement"), unless such plan is first approved by a majority shareholder vote.
     B. The affirmative vote of a majority of shares voted shall suffice to approve such a plan.
     C. The Corporation shall redeem any such rights now in effect.
     D. Notwithstanding any other bylaw provision, the Board may not amend any of the above provisions without shareholder ratification.
     IT IS FURTHER RESOLVED, that the above provisions are intended to be severable: if any application or provision is beyond the legal power of shareholders, then it shall be severed from the rest. If shareholders have no authority under Missouri law to impose such restriction in either bylaws or articles, then this resolution shall be deemed a recommendation that the Board not adopt a poison pill without prior shareholder approval.


PLEASE RETURN THE ENCLOSED PROXY CARD
TODAY:

     VOTE FOR JOSEPH N. BACINO IN THE BOARD ELECTION

     VOTE FOR THE PROPOSAL TO END THE POISON PILL

For more information, contact the SMWIA Research & Education
Department at (800) 457-7694.

PROXY CARD solicited by SMWIA for 2000 Annual Shareholders Meeting of Paul Mueller Company.
   The undersigned hereby designates Joseph N. Bacino and Patrick Riley, with full power of substitution, as the proxy of the undersigned for the sole purpose of voting all stock of the undersigned in the manner marked below at the Company's annual meeting (or at any adjournment):
1. ELECTION OF DIRECTORS:

CUMULATE VOTES FOR JOSEPH N. BACINO:          [ ]

WITHHOLD AUTHORITY AS TO MR. BACINO:          [ ]

2. PROPOSAL TO END THE COMPANY'S POISON PILL: [ ]

FOR THIS PROPOSAL:                            [ ]

AGAINST THIS PROPOSAL:                        [ ]

ABSTAIN:                                      [ ]

Dated: __________
SIGNATURE(S):_____________________________________________
PRINT SHAREHOLDER(S)
NAME:_____________________________________________________

We recommend a vote FOR Mr. Bacino and FOR the proposal to end the pill. This proxy card grants no discretionary voting authority: if matters come before the meeting other than the above, the stock of the undersigned will not be voted on such matters.

Optional information to help us keep you informed (the proxy statement explains how we will keep this card confidential): Telephone ________________
Fax___________________E-mail: ______________
Mail to us in the enclosed envelope or fax to (202) 662-0895.